Exhibit 99.1

Investor Contact:	Media Contact:
Amanda Bryant, 312.780.5539	Stephanie Sheppard, 312.780.5399
amanda.bryant@hyatt.com	stephanie.sheppard@hyatt.com

HYATT REPORTS FIRST QUARTER 2017 RESULTS
Comparable U.S. and Systemwide RevPAR Increased 4.8% and 4.7%, Respectively
Company Announces $500 Million Share Repurchase Authorization

CHICAGO (May 4, 2017) - Hyatt Hotels Corporation ("Hyatt" or the "Company") (NYSE: H) today reported first quarter 2017 financial results. Net income attributable to Hyatt was $70 million, or $0.54 per diluted share, in the first quarter of 2017, compared to $34 million, or $0.25 per diluted share, in the first quarter of 2016. Adjusted net income attributable to Hyatt was $95 million, or $0.73 per diluted share, in the first quarter of 2017, compared to $34 million, or $0.25 per diluted share, in the first quarter of 2016. Refer to the table on page 4 of the schedules for a summary of special items impacting Adjusted net income and Adjusted earnings per share in the three months ended March 31, 2017.

Mark S. Hoplamazian, president and chief executive officer of Hyatt Hotels Corporation, said, "I am pleased with our first quarter results which reflect the strength of the Hyatt brands and demonstrate upward momentum in our business. In the quarter, Adjusted EBITDA grew approximately 18%, driven by systemwide comparable RevPAR growth of nearly 5% and the continued expansion of our portfolio, including earnings from recently opened and acquired properties."

First quarter of 2017 financial highlights as compared to the first quarter of 2016 are as follows:

•	Net income increased 104.8% to $70 million.

•	Adjusted EBITDA increased 17.8% to $228 million, up 18.8% in constant currency.

•	Comparable systemwide RevPAR increased 4.7%, including an increase of 2.7% at comparable owned and leased hotels.

•	Comparable U.S. hotel RevPAR increased 4.8%; full service and select service hotel RevPAR increased 5.3% and 3.6%, respectively.

•	Comparable owned and leased hotels operating margins increased 50 basis points to 25.8%.

•	Adjusted EBITDA margin increased 120 basis points to 31.8%, in constant currency.

•	Net hotel and net rooms growth was 9% and 7%, respectively.

Mr. Hoplamazian continued, "Our disciplined program of asset recycling supported our long-term growth strategy and yielded meaningful shareholder capital returns in the quarter. With the investment and redemption of our preferred equity stake in Playa Hotels & Resorts, we facilitated the growth of our all inclusive resort business and funded a $300 million accelerated share repurchase program. Looking ahead, we continue to target an even balance of acquisitions and dispositions over the long term to stimulate the growth of the Hyatt brand and create shareholder value. Given our liquidity profile, strong operating results and expected asset disposition activity, I am pleased to announce that our Board of Directors has approved a new $500 million share repurchase authorization."

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 7 and non-GAAP reconciliations included in the schedules.

First quarter of 2017 financial results as compared to the first quarter of 2016 are as follows:

Owned and Leased Hotels Segment
Total owned and leased hotels segment Adjusted EBITDA increased 8.8% (10.0% in constant currency) net of an 8.6% decrease in pro rata share of unconsolidated hospitality ventures Adjusted EBITDA. The increase in segment Adjusted EBITDA was primarily driven by acquisitions and new openings. Refer to the table on page 16 of the schedules for a detailed list of portfolio changes and the year-over-year net impact to owned and leased hotels segment Adjusted EBITDA in the first quarter.
Owned and leased hotels segment revenues increased 10.8% (11.7% in constant currency).
RevPAR for comparable owned and leased hotels increased 2.7%. Occupancy increased 80 basis points and ADR increased 1.6%.

Management and Franchise Fees
Total fee revenue increased 14.2% (14.4% in constant currency) to $122 million, primarily driven by new hotels and improved performance at existing hotels in the Americas region. Base management fees increased 4.7% to $47 million and incentive management fees increased 17.0% to $35 million. Franchise fees increased 16.2% to $27 million. Other fee revenues increased 47.2% to $13 million, including a $4 million termination fee for a hotel that left the chain.

Americas Management and Franchising Segment
Americas management and franchising segment Adjusted EBITDA increased 18.1% (18.3% in constant currency). RevPAR for comparable Americas full service hotels increased 5.1%; occupancy increased 100 basis points and ADR increased 3.7%. Roughly a third of the RevPAR growth at comparable Americas full service hotels was attributable to the shift of the Easter holiday to the second quarter this year compared to the first quarter last year, and the U.S. Presidential Inauguration. RevPAR for comparable Americas select service hotels increased 3.9%; occupancy increased 80 basis points and ADR increased 2.7%. Revenue from management, franchise and other fees increased 14.1% (14.2% in constant currency).
Group rooms revenue at comparable U.S. full service hotels increased 10.3%; room nights increased 5.7% and ADR increased 4.3%. Group demand benefited from the aforementioned timing of the Easter holiday and U.S. Presidential Inauguration. Transient rooms revenue at comparable U.S. full service hotels decreased 1.1%, in part displaced by strength in some of the Company's higher-rated group business; room nights decreased 4.3% and ADR increased 3.4%.
The following five hotels were added to the portfolio in the first quarter:

•	Hyatt Regency Andares Guadalajara, Mexico (managed, 257 rooms)

•	Hyatt Place Edmonton-West, Canada (franchised, 161 rooms)

•	Hyatt Place Blacksburg (franchised, 123 rooms)

•	Hyatt Place State College (franchised, 165 rooms)

•	Hyatt Place West Des Moines / Jordan Creek (franchised, 123 rooms)
One hotel was removed from the portfolio in the first quarter.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 7 and non-GAAP reconciliations included in the schedules.

Southeast Asia, Greater China, Australia, South Korea, Japan and Micronesia (ASPAC) Management and Franchising Segment
ASPAC management and franchising segment Adjusted EBITDA increased 27.6% (28.6% in constant currency). RevPAR for comparable ASPAC full service hotels increased 5.2%, driven by increased occupancy in China, Hong Kong, South Korea and Southeast Asia. Occupancy increased 520 basis points and ADR decreased 2.8%. Revenue from management, franchise and other fees increased 16.1% (17.2% in constant currency).
The following hotel was added to the portfolio in the first quarter:

•	Hyatt Regency Xiamen Wuyuanwan, China (managed, 301 rooms)

Europe, Africa, Middle East and Southwest Asia (EAME/SW Asia) Management and Franchising Segment
EAME/SW Asia management and franchising segment Adjusted EBITDA increased 3.7% (5.2% in constant currency). RevPAR for comparable EAME/SW Asia full service hotels increased 3.1%, driven by strength in the United Kingdom, Germany and India offset partially by weakness in France, Switzerland and Turkey. Occupancy increased 360 basis points and ADR decreased 2.5%. Revenue from management, franchise and other fees increased 2.2% (3.3% in constant currency).
The following two hotels were added to the portfolio in the first quarter:

•	Hyatt Centric Levent Istanbul, Turkey (franchised, 79 rooms)

•	Hyatt Regency Riyadh Olaya, Kingdom of Saudi Arabia (managed, 261 rooms)

Corporate and Other
Corporate and other Adjusted EBITDA increased 14.2% (also 14.2% in constant currency), primarily driven by the acquisition of Miraval. Corporate and other revenues increased 174.6% (also 174.6% in constant currency).
The following three destination wellness resort properties were added to the portfolio in the first quarter:

•	Miraval Arizona Resort & Spa, Tucson, Ariz. (owned, 118 rooms)

•	Travaasa Resort, Austin, Texas, part of the Miraval portfolio (owned, 120 rooms)

•	Cranwell Spa & Golf Resort, Lenox, Mass., part of the Miraval portfolio (owned, 148 rooms)

Selling, General, and Administrative Expenses
Selling, general, and administrative expenses increased 11.7%, inclusive of rabbi trust impact and stock- based compensation. Adjusted selling, general, and administrative expenses decreased 2.3%. Refer to the table on page 9 of the schedules for a reconciliation of selling, general, and administrative expenses to Adjusted selling, general, and administrative expenses.

OPENINGS AND FUTURE EXPANSION
Eleven (11) hotels (or 1,856 rooms) were added in the first quarter of 2017, each of which is listed above. The Company's net rooms increased 7%, compared to the first quarter of 2016. Hyatt is on pace to add approximately 60 hotels in the 2017 fiscal year.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 7 and non-GAAP reconciliations included in the schedules.

As of March 31, 2017, the Company had executed management or franchise contracts for approximately 305 hotels (or approximately 66,000 rooms), the same as at year-end 2016. The executed contracts represent important potential entry into several new countries and expansion into new markets or markets in which the Company is under-represented.

SHARE REPURCHASE
During the first quarter of 2017, the Company repurchased 5,480,636 shares of Class A common stock at a weighted average price of $52.48 per share, for an aggregate purchase price of approximately $288 million. This includes $240 million of Class A shares which were part of the $300 million accelerated share repurchase agreement entered into on March 16, 2017. This agreement is covered by Hyatt’s previously announced share repurchase programs.
On May 3, 2017 the Company's board of directors authorized the repurchase of up to an additional $500 million of the Company's Class A and Class B common stock. These repurchases may be made from time to time in the open market, in privately negotiated transactions, or otherwise, including pursuant to a Rule 10b5-1 plan, at prices that the Company deems appropriate and subject to market conditions, applicable law and other factors deemed relevant in the Company’s sole discretion. The Company is not obligated to repurchase any dollar amount or any number of shares of common stock, and repurchases may be suspended or discontinued at any time. As of May 4, the Company had approximately $509 million remaining under its share repurchase authorization.

CORPORATE FINANCE / ASSET RECYCLING
During the first quarter, the Company completed the following transactions:

•
On January 17, 2017, the Company acquired Miraval Group, which included the Miraval brand, a Miraval destination resort in Tucson, Ariz. and a resort in Austin, Texas, which will be renovated and rebranded as Miraval. On January 26, 2017, the Company acquired approximately 95% of a third resort, the Cranwell Spa & Golf Resort in Lenox, Mass., which will be renovated and rebranded as Miraval. Total cash consideration for all Miraval related assets was approximately $239 million.

•
In connection with the March 11, 2017 business combination of Playa Hotels & Resorts B.V. and Pace Holdings Corporation, the Company announced the full redemption of its $290 million preferred share investment in Playa. Following the redemption, Hyatt retains a common equity stake of 11.57% in Playa Hotels & Resorts N.V. (NASDAQ: PLYA).

•
An unconsolidated hospitality venture in which the Company holds an ownership interest sold a Hyatt Place hotel, for which Hyatt received proceeds of approximately $4 million. The hotel continues to be Hyatt-branded.

BALANCE SHEET / OTHER ITEMS
As of March 31, 2017, the Company reported the following:

•	Total debt of $1.7 billion.

•	Pro rata share of unconsolidated hospitality venture debt of $557 million, substantially all of which is non-recourse to Hyatt and a portion of which Hyatt guarantees pursuant to separate agreements.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 7 and non-GAAP reconciliations included in the schedules.

•	Cash and cash equivalents, including investments in highly-rated money market funds and similar investments, of $374 million, short-term investments of $52 million and restricted cash of $64 million.

•	Undrawn borrowing availability of $1.2 billion under its revolving credit facility.

2017 OUTLOOK
The Company is reaffirming the following information for the 2017 fiscal year:

•
Adjusted EBITDA is expected to be approximately $769 million to $804 million. These estimates include a negative impact from foreign currency translation of approximately $15 million (at the low end of the forecast) to $10 million (at the high end of the forecast). Refer to the table on page 3 of the schedules for a full reconciliation of the Company's forecast for Net Income attributable to Hyatt Hotels Corporation to Adjusted EBITDA, a non-GAAP measure.

•	Comparable systemwide RevPAR is expected to increase approximately 0% to 2%, as compared to fiscal year 2016.

•
Adjusted selling, general, and administrative expenses are expected to be approximately $310 million. This excludes approximately $31 million of stock-based compensation expense, and any potential expenses related to benefit programs funded through rabbi trusts.

•	Other income (loss), net is expected to be negatively impacted by approximately $80 million related to performance guarantee expense for the four managed hotels in France.

•	The effective tax rate is expected to be approximately 36% to 38%.

•	The Company expects to open approximately 60 hotels.

The Company is revising the following information for the 2017 fiscal year:

•	Net income is expected to be approximately $123 million to $159 million, compared to previous expectation of $130 million to $166 million.

•
Capital expenditures are expected to be approximately $375 million, compared to previous expectation of $430 million. The decrease from the prior estimate is primarily attributable to the Company entering into unconsolidated joint venture agreements with respect to several corporate development projects, along with a change in the timing of corporate development projects.

•
Depreciation and amortization expense is expected to be approximately $376 million to $380 million, including the acquisition of Miraval. This compares to the Company's previous expectation of $370 million to $374 million.

•	Interest expense is expected to be approximately $83 million, reflecting amounts drawn on Hyatt's revolving credit facility. This compares to the Company's previous expectation of $77 million.

The Company's outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 7 and non-GAAP reconciliations included in the schedules.

CONFERENCE CALL INFORMATION
The Company will hold an investor conference call today, May 4, 2017, at 10:30 a.m. CT. All interested persons may listen to a simultaneous webcast of the conference call, which may be accessed through the Company’s website at investors.hyatt.com, or by dialing 647.788.4901 or 877.201.0168, passcode #4606211, approximately 10 minutes before the scheduled start time. For those unable to listen to the live broadcast, a replay will be available from 1:30 p.m. CT on May 4, 2017 through May 5, 2017 at midnight by dialing 416.621.4642, passcode #4606211. Additionally, an archive of the webcast will be available on the Company’s website for 90 days.

AVAILABILITY OF INFORMATION ON HYATT'S WEBSITE
Investors and others should note that Hyatt Hotels Corporation routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts and the Hyatt Investor Relations website. While not all of the information that the Company posts to the Hyatt Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Hyatt Hotels Corporation to review the information that it shares at the Investor Relations link located at the bottom of the page on www.hyatt.com. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Sign up for Email Alerts" in the "Investor Resources" section of Hyatt's website at investors.hyatt.com.

DEFINITIONS
Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization ("Adjusted EBITDA") and EBITDA
We use the terms Adjusted EBITDA and EBITDA throughout this earnings release. Adjusted EBITDA and EBITDA, as the Company defines them, are non-GAAP measures.
We define consolidated Adjusted EBITDA as net income attributable to Hyatt Hotels Corporation plus its pro rata share of unconsolidated hospitality ventures Adjusted EBITDA based on its ownership percentage of each venture, adjusted to exclude the following items:

•	interest expense;

•	provision for income taxes;

•	depreciation and amortization;

•	equity earnings (losses) from unconsolidated hospitality ventures;

•	stock-based compensation expense; and

•	other income (loss), net.
We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments and eliminations to corporate and other Adjusted EBITDA.
Our board of directors and executive management team focus on Adjusted EBITDA as a key performance and compensation measure both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations both on a segment and on a consolidated basis. Our president and chief executive officer, who is the chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in significant part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA or some combination of both.
We believe Adjusted EBITDA is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance and making compensation decisions.
Adjusted EBITDA and EBITDA are not substitutes for net income attributable to Hyatt Hotels Corporation, net income, or any other measure prescribed by accounting principles generally accepted in the United States of America (GAAP). There are limitations to using non-GAAP measures such as Adjusted EBITDA and EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income generated by our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted EBITDA supplementally.

Adjusted EBITDA Margin
We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenues, net of other revenues from managed properties. Other revenues from managed properties reflect reimbursed costs incurred on behalf of managed hotel property owners. We believe Adjusted EBITDA margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.

Adjusted Net Income
We define Adjusted Net Income as Net Income Attributable to Hyatt Hotels Corporation excluding special items, which are those items deemed not to be reflective of ongoing operations. We believe Adjusted Net Income provides meaningful comparisons of ongoing operating results.

Adjusted Selling, General, and Administrative (SG&A) Expenses
Adjusted SG&A expenses, as we define it, is a non-GAAP measure. Adjusted SG&A expenses exclude the impact of expenses related to benefit programs funded through rabbi trusts and stock-based compensation expense. Adjusted SG&A expenses assist us in comparing our performance over various reporting periods on a consistent basis since it removes from our operating results the impact of items that do not reflect our core operations, both on a segment and consolidated basis.

Comparable Owned and Leased Hotels Operating Margin
We define comparable owned and leased hotels operating margin as the difference between comparable owned and leased hotels revenues and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenues is calculated by removing non-comparable hotels revenues from owned and leased hotels revenues as reported in our condensed consolidated statements of income. Comparable owned and leased hotels expenses is calculated by removing both non-comparable owned and leased hotels expenses and the impact of expenses funded through rabbi trusts from owned and leased hotels expenses as reported in our condensed consolidated statements of income. We believe comparable owned and leased hotels operating margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.

Comparable Hotels
"Comparable systemwide hotels" represents all properties we manage or franchise (including owned and leased properties) and that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. We may use variations of comparable systemwide hotels to specifically refer to comparable systemwide Americas full service or select service hotels for those properties that we manage or franchise within the Americas management and franchising segment, comparable systemwide ASPAC full service or select service hotels for those properties that we manage or franchise within the ASPAC management and franchising segment, or comparable systemwide EAME/SW Asia full service or select service hotels for those properties that we manage or franchise within the EAME/SW Asia management and franchising segment. "Comparable operated hotels" is defined the same as "comparable systemwide hotels" with the exception that it is limited to only those hotels we manage or operate and excludes hotels we franchise. "Comparable owned and leased hotels" represents all properties we own or lease and that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. Comparable systemwide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in our industry. "Non-comparable systemwide hotels" or "non-comparable owned and leased hotels" represent all hotels that do not meet the respective definition of "comparable" as defined above.

Constant Dollar Currency
We report the results of our operations both on an as reported basis, as well as on a constant dollar basis. Constant dollar currency, which is a non-GAAP measure, excludes the effects of movements in foreign currency exchange rates between comparative periods. We believe constant dollar analysis provides valuable information regarding our results as it removes currency fluctuations from our operating results. We calculate constant dollar currency by restating prior-period local currency financial results at the current period’s exchange rates. These adjusted amounts are then compared to our current period reported amounts to provide operationally driven variances in our results.

Revenue per Available Room (RevPAR)
RevPAR is the product of the average daily rate (ADR) and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, telephone and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in our industry.
RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs (including housekeeping services, utilities and room amenity costs), and could also result in increased ancillary revenues (including food and beverage). In contrast, changes in average room rates typically have a greater impact on margins and profitability as there is no substantial effect on variable costs.

Average Daily Rate (ADR)
ADR represents hotel room revenues, divided by the total number of rooms sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in our industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of a hotel's available capacity. We use occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.

FORWARD-LOOKING STATEMENTS
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, outlook, occupancy, ADR and growth trends, market share, the number of properties we expect to open in the future, our expected adjusted SG&A expense, our estimated comparable systemwide RevPAR growth, our estimated Adjusted EBITDA growth, maintenance and enhancement to existing properties capital expenditures, investments in new properties capital expenditures, depreciation and amortization expense and interest expense estimates, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; levels of spending in business and leisure segments as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; loss of key personnel; hostilities, or fear of hostilities, including future terrorist attacks, that affect travel; travel-related accidents; natural or man-made disasters such as earthquakes, tsunamis, tornadoes, hurricanes, floods, oil spills, nuclear incidents and global outbreaks of pandemics or contagious diseases or fear of such outbreaks; our ability to successfully achieve certain levels of operating profits at hotels that have performance guarantees in favor of our third-party owners; the impact of hotel renovations; risks associated with our capital allocation plans and common stock repurchase program, including the risk that our common stock repurchase program could increase volatility and fail to enhance stockholder value; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through internet travel intermediaries; changes in the tastes and preferences of our customers, including the entry of new competitors in the lodging business; relationships with colleagues and labor unions and changes in labor laws; financial condition of, and our relationships with, third-party property owners, franchisees and hospitality venture partners; the possible inability of third-party owners, franchisees or development partners to access capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and the introduction of new brand concepts; the timing of acquisitions and dispositions; failure to successfully complete proposed transactions (including the failure to satisfy closing conditions or obtain required approvals); unforeseen terminations of our management or franchise agreements; changes in federal, state, local or foreign tax law; increases in interest rates and operating costs; foreign exchange rate fluctuations or currency restructurings; lack of acceptance of new brands or innovation; our ability to successfully implement our new global loyalty platform, and the level of acceptance of the new program by our guests; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry, including as a result of industry consolidation, and the markets where we operate; cyber incidents and information technology failures; outcomes of legal or administrative proceedings; violations of regulations or laws related to our franchising business; and other risks discussed in the Company's filings with the SEC, including our annual report on Form 10-K, which filings are available from the SEC. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
About Hyatt Hotels Corporation
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a portfolio of 13 premier brands. As of March 31, 2017 the Company's portfolio included 708 properties in 56 countries. The Company's purpose to care for people so they can be their best informs its business decisions and growth strategy and is intended to create value for shareholders, build relationships with guests and attract the best colleagues in the industry. The Company's subsidiaries develop, own, operate, manage, franchise, license or provide services to hotels, resorts, branded residences and vacation ownership properties, including under the Park Hyatt®, Miraval®, Grand Hyatt®, Hyatt Regency®, Hyatt®, Andaz®, Hyatt Centric®, The Unbound Collection by Hyatt™, Hyatt Place®, Hyatt House®, Hyatt Ziva™, Hyatt Zilara™ and Hyatt Residence Club® brand names and have locations on six continents. For more information, please visit www.hyatt.com.

Hyatt Hotels Corporation
Table of Contents
Financial Information (unaudited)

1.	Condensed Consolidated Statements of Income
2.	Reconciliation of Non-GAAP Measure: Reconciliation of Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA
3.	Reconciliation of Non-GAAP Measure: Net Income, EBITDA, Adjusted EBITDA Forecast
4.
Reconciliation of Non-GAAP Measure: Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Three Months Ended March 31, 2017 and March 31, 2016

5.	Segment Financial Summary
6.	Hotel Chain Statistics - Comparable Locations
7.	Hotel Brand Statistics - Comparable Locations
8.	Fee Summary
9.	Reconciliation of Non-GAAP Measure: SG&A Expenses to Adjusted SG&A Expenses
10.	Reconciliation of Non-GAAP Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
11.	Net Gains and Interest Income from Marketable Securities Held to Fund Operating Programs
12.	Capital Expenditures and Investment Spending Summary
13. - 14.	Properties and Rooms / Units by Geography
15.	Properties and Rooms / Units by Brand
16.	Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA - Three Months Ended March 31, 2017

Percentages on the following schedules may not recompute due to rounding. Not meaningful percentage changes are presented as "NM".

Hyatt Hotels Corporation
Condensed Consolidated Statements of Income
For the Three Months Ended March 31, 2017 and March 31, 2016
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2017	2016
REVENUES:
Owned and leased hotels	$572	$516
Management and franchise fees	122	107
Other revenues	22	9
Other revenues from managed properties (a)	471	457
Total revenues	1,187	1,089
DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Owned and leased hotels	427	389
Depreciation and amortization	91	81
Other direct costs	19	6
Selling, general, and administrative	99	88
Other costs from managed properties (a)	471	457
Direct and selling, general, and administrative expenses	1,107	1,021
Net gains and interest income from marketable securities held to fund operating programs	15	1
Equity earnings (losses) from unconsolidated hospitality ventures	(3)	2
Interest expense	(21)	(17)
Other income (loss), net	40	(4)
INCOME BEFORE INCOME TAXES	111	50
PROVISION FOR INCOME TAXES	(41)	(16)
NET INCOME	70	34
NET INCOME AND ACCRETION ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—
NET INCOME ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$70	$34

EARNINGS PER SHARE - Basic
Net income	$0.54	$0.25
Net income attributable to Hyatt Hotels Corporation	$0.54	$0.25
EARNINGS PER SHARE - Diluted
Net income	$0.54	$0.25
Net income attributable to Hyatt Hotels Corporation	$0.54	$0.25

Basic share counts	129.7	135.1
Diluted share counts	131.0	135.9
(a) The Company includes in total revenues the reimbursement of costs incurred on behalf of managed hotel property owners with no added margin and includes these reimbursed costs in direct and selling, general, and administrative expenses. These costs relate primarily to payroll costs where the Company is the employer, as well as reservations, marketing and technology costs.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Reconciliation of Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA
For the Three Months Ended March 31, 2017 and March 31, 2016

Adjusted EBITDA, as the Company defines it, is a non-GAAP financial measure. See Definitions for our definition of Adjusted EBITDA and why we present it.
(in millions)

	Three Months Ended March 31,
	2017	2016
Net income attributable to Hyatt Hotels Corporation	$70	$34
Interest expense	21	17
Provision for income taxes	41	16
Depreciation and amortization	91	81
EBITDA	223	148
Equity (earnings) losses from unconsolidated hospitality ventures	3	(2)
Stock-based compensation expense	16	16
Other (income) loss, net	(40)	4
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	26	28
Adjusted EBITDA	$228	$194

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Net Income, EBITDA, Adjusted EBITDA Forecast

No additional disposition or acquisition activity has been included in the forecast. The Company's outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results.
(in millions)

	2017 Forecast Range
	Low Case	High Case
Net income attributable to Hyatt Hotels Corporation	$123	$159
Interest expense	83	83
(Benefit) provision for income taxes	76	90
Depreciation and amortization	380	376
EBITDA	662	708
Equity (earnings) losses from unconsolidated hospitality ventures	(5)	(5)
Stock-based compensation expense	31	31
(Gains) losses on sales of real estate and other	—	—
Asset impairments	—	—
Other (income) loss, net	6	(9)
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	75	79
Adjusted EBITDA	$769	$804

Adjusted EBITDA (as reported) growth, compared to prior year	(2)%	2%
Negative impact of foreign exchange	$15	$10
Adjusted EBITDA (in constant currency) growth, compared to prior year	—%	4%

Adjusted EBITDA (in constant currency) growth, compared to prior year excluding Playa (a)	3%	7%

(a) Excludes Hyatt's pro-rata share of Adjusted EBITDA from Playa of $34 million in 2016, and $13 million in 2017.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Three Months Ended March 31, 2017 and March 31, 2016

Special items are those items deemed not to be reflective of ongoing operations. The Company uses Adjusted Net Income to provide meaningful comparisons of ongoing operating results.
(in millions, except per share amounts)

	Location on Condensed Consolidated Statements of Income	Three Months Ended March 31,
		2017	2016
Net income attributable to Hyatt Hotels Corporation		$70	$34
Earnings per diluted share		$0.54	$0.25
Special items
Realized losses on redemption of preferred stock (a)	Other income (loss), net	40	—
Transaction costs (b)	Other income (loss), net	2	—
Gain on sale of real estate held by an unconsolidated hospitality venture (c)	Equity earnings (losses) from unconsolidated hospitality ventures	(2)	—
Total special items - pre-tax		40	—
Income tax (provision) benefit for special items	Provision for income taxes	(15)	—
Total special items - after-tax		25	—
Special items impact per diluted share		$0.19	$—
Adjusted net income attributable to Hyatt Hotels Corporation		$95	$34
Earnings per diluted share, adjusted for special items		$0.73	$0.25
(a) Realized losses on redemption of preferred stock- During the three months ended March 31, 2017, Playa redeemed 34,468,193 of our preferred shares plus accrued and unpaid paid in kind dividends thereon for $290 million. We recognized $40 million of realized losses, which were the result of the difference between the fair value of the initial investment and the contractual redemption price.
(b) Transaction costs - During the three months ended March 31, 2017, we incurred $2 million in transaction costs related to the Miraval acquisition.
(c) Gain on sale of real estate held by an unconsolidated hospitality venture - During the three months ended March 31, 2017, an unconsolidated hospitality venture sold a Hyatt Place hotel, for which we recognized a gain of $2 million.

Hyatt Hotels Corporation
Segment Financial Summary
(in millions)

	Three Months Ended March 31,
	2017	2016	Change ($)	Change (%)	Change in Constant $	Change in Constant $ (%)
Revenues
Owned and leased hotels total revenues	$571	$516	$55	10.8%	$59	11.7%
Americas management and franchising	104	91	13	14.1%	13	14.2%
ASPAC management and franchising	25	22	3	16.1%	3	17.2%
EAME/SW Asia management and franchising	16	16	—	2.2%	—	3.3%
Corporate and other (a)	26	9	17	174.6%	17	174.6%
Eliminations (b)	(26)	(22)	(4)	(15.3)%	(4)	(16.5)%
Adjusted revenues	$716	$632	$84	13.5%	$88	14.3%
Other revenues from managed properties	471	457	14	2.8%	19	2.9%
Total revenues	$1,187	$1,089	$98	9.0%	$107	9.5%

Adjusted EBITDA
Owned and leased hotels	$117	$103	$14	13.6%	$15	15.3%
Pro rata share of unconsolidated hospitality ventures	26	28	(2)	(8.6)%	(2)	(9.0)%
Total owned and leased hotels	143	131	12	8.8%	13	10.0%
Americas management and franchising	90	76	14	18.1%	14	18.3%
ASPAC management and franchising	15	12	3	27.6%	3	28.6%
EAME/SW Asia management and franchising	8	8	—	3.7%	—	5.2%
Corporate and other (a)	(29)	(33)	4	14.2%	4	14.2%
Eliminations (c)	1	—	1	NM	1	NM
Adjusted EBITDA	$228	$194	$34	17.8%	$35	18.8%

Adjusted EBITDA Margin %	31.8%	30.7%	1.1%	1.2%

(a)	Includes results of Miraval.

(b)
These intersegment eliminations represent management fee revenues and expenses related to our owned and leased hotels and promotional award redemption revenues and expenses related to our co-branded credit card.

(c)	Adjusted EBITDA eliminations include expenses recorded by our owned and leased hotels related to billings for depreciation on technology-related capital assets.

Hyatt Hotels Corporation
Hotel Chain Statistics
Comparable Locations

	Three Months Ended March 31,
	2017	2016	Change		Change (in constant $)
Owned and leased hotels (# hotels) (a)

Comparable owned and leased hotels (39)
ADR	$228.22	$226.49	0.8%		1.6%
Occupancy	75.0%	74.2%	0.8%	pts
RevPAR	$171.22	$168.08	1.9%		2.7%

Managed and franchised hotels (# hotels; includes owned and leased hotels)
Americas
Full service hotels (153)
ADR	$206.75	$199.44	3.7%		3.7%
Occupancy	72.2%	71.2%	1.0%	pts
RevPAR	$149.19	$142.02	5.0%		5.1%

Select service hotels (298)
ADR	$136.03	$132.47	2.7%		2.7%
Occupancy	74.1%	73.3%	0.8%	pts
RevPAR	$100.79	$97.06	3.8%		3.9%

ASPAC
Full service hotels (70)
ADR	$202.59	$208.94	(3.0)%		(2.8)%
Occupancy	68.7%	63.5%	5.2%	pts
RevPAR	$139.25	$132.64	5.0%		5.2%

EAME/SW Asia
Full service hotels (63)
ADR	$172.95	$181.12	(4.5)%		(2.5)%
Occupancy	66.1%	62.5%	3.6%	pts
RevPAR	$114.33	$113.19	1.0%		3.1%

Select service hotels (10)
ADR	$100.11	$102.51	(2.3)%		(1.6)%
Occupancy	69.5%	63.0%	6.5%	pts
RevPAR	$69.61	$64.55	7.8%		8.6%

Comparable systemwide hotels (595) (b)
ADR	$182.50	$179.78	1.5%		1.8%
Occupancy	71.5%	69.5%	2.0%	pts
RevPAR	$130.41	$124.92	4.4%		4.7%
(a) Owned and leased hotels figures do not include unconsolidated hospitality ventures.
(b) Comparable systemwide hotels include one select service hotel in ASPAC, which is not included in the ASPAC full service hotel statistics.

Hyatt Hotels Corporation
Hotel Brand Statistics
Comparable Locations

	Three Months Ended March 31,
	2017	2016	Change		Change (in constant $)

Managed and franchised hotels (# hotels; includes owned and leased hotels) (a)

Park Hyatt (37)
ADR	$326.73	$330.38	(1.1)%		(1.1)%
Occupancy	66.3%	65.6%	0.7%	pts
RevPAR	$216.68	$216.67	0.0%		0.0%

Grand Hyatt (43)
ADR	$223.01	$221.64	0.6%		0.5%
Occupancy	73.2%	69.5%	3.7%	pts
RevPAR	$163.30	$154.06	6.0%		5.9%

Hyatt Regency (162)
ADR	$178.89	$174.97	2.2%		2.7%
Occupancy	69.3%	67.1%	2.2%	pts
RevPAR	$123.95	$117.40	5.6%		6.1%

Hyatt (18)
ADR	$155.12	$152.20	1.9%		2.6%
Occupancy	74.1%	70.9%	3.2%	pts
RevPAR	$114.90	$107.85	6.5%		7.2%

Andaz (12)
ADR	$329.34	$330.02	(0.2)%		1.9%
Occupancy	75.6%	78.7%	(3.1)%	pts
RevPAR	$248.94	$259.81	(4.2)%		(2.1)%

Hyatt Centric (12)
ADR	$219.52	$221.10	(0.7)%		(0.7)%
Occupancy	80.8%	79.7%	1.1%	pts
RevPAR	$177.35	$176.28	0.6%		0.6%

Hyatt Place (244)
ADR	$129.81	$126.22	2.8%		3.0%
Occupancy	73.8%	72.7%	1.1%	pts
RevPAR	$95.74	$91.71	4.4%		4.5%

Hyatt House (65)
ADR	$151.96	$150.08	1.3%		1.3%
Occupancy	74.8%	73.9%	0.9%	pts
RevPAR	$113.62	$110.88	2.5%		2.5%

(a) Comparable systemwide hotels include two hotels within The Unbound Collection by Hyatt, which is not listed in the hotel brand statistics.

Hyatt Hotels Corporation
Fee Summary
(in millions)

	Three Months Ended March 31,
	2017	2016	Change ($)	Change (%)
Fees
Base management fees	$47	$45	$2	4.7%
Incentive management fees	35	30	5	17.0%
Franchise fees	27	23	4	16.2%
Other fee revenues (a)	13	9	4	47.2%
Total fees	$122	$107	$15	14.2%
(a) Total other fee revenues includes amortization of deferred gains, resulting from the sales of hotels subject to long-term management agreements, of $5 million for the three months ended March 31, 2017 and March 31, 2016, respectively.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: SG&A Expenses to Adjusted SG&A Expenses
Results of operations as presented on the condensed consolidated statements of income include expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in SG&A expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. SG&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this measure excluding the impact of our rabbi trust investments and stock-based compensation expense.
(in millions)

	Three Months Ended March 31,
	2017	2016	Change ($)	Change (%)
SG&A expenses	$99	$88	$11	11.7%
Rabbi trust impact	(12)	—	(12)	NM
Stock-based compensation expense	(16)	(16)	—	(2.0)%
Adjusted SG&A expenses	$71	$72	$(1)	(2.3)%
The table below provides a segment breakdown for Adjusted SG&A expenses.

	Three Months Ended March 31,
	2017	2016	Change ($)	Change (%)
Americas management and franchising	$13	$14	$(1)	(6.7)%
ASPAC management and franchising	9	9	—	2.1%
EAME/SW Asia management and franchising	9	9	—	0.5%
Owned and leased hotels	4	3	1	28.4%
Corporate and other	36	37	(1)	(4.8)%
Adjusted SG&A expenses	$71	$72	$(1)	(2.3)%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
Below is a reconciliation of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotels operating margin percentages. Results of operations as presented on the condensed consolidated statements of income include expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. Below is a reconciliation of this account excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.
(in millions)

	Three Months Ended March 31,
	2017	2016	Change ($)	Change (%)
Revenues
Comparable owned and leased hotels	$511	$503	$8	1.5%
Non-comparable owned and leased hotels (a)	61	13	48	383.0%
Owned and leased hotels revenues	$572	$516	$56	10.9%

Expenses
Comparable owned and leased hotels	$379	$376	$3	1.0%
Non-comparable owned and leased hotels (a)	45	13	32	243.6%
Rabbi trust	3	—	3	NM
Owned and leased hotels expenses	$427	$389	$38	10.0%

Owned and leased hotels operating margin percentage (a)	25.3%	24.6%		0.7%

Comparable owned and leased hotels operating margin percentage	25.8%	25.3%		0.5%
(a) Includes results of Miraval.

Hyatt Hotels Corporation
Net Gains and Interest Income From Marketable Securities Held to Fund Operating Programs
The table below provides a reconciliation of net gains and interest income from marketable securities held to fund operating programs, all of which are completely offset within other line items of our condensed consolidated statements of income, thus having no net impact to our earnings. The gains or losses on securities held in rabbi trusts are offset within our owned and leased hotels expenses for our hotel staff and to selling, general, and administrative expenses for our corporate staff and personnel supporting our business segments. The gains or losses on securities held to fund our loyalty program for our owned and leased hotels are offset within our owned and leased hotels revenues. The table below shows the amounts recorded to the respective offsetting account.

(in millions)

	Three Months Ended March 31,
	2017	2016	Change ($)	Change (%)
Rabbi trust impact allocated to selling, general, and administrative expenses	$12	$—	$12	NM
Rabbi trust impact allocated to owned and leased hotels expense	3	—	3	NM
Net gains and interest income from marketable securities held to fund our loyalty program allocated to owned and leased hotels revenues	—	1	(1)	(69.9)%
Net gains and interest income from marketable securities held to fund operating programs	$15	$1	$14	NM

Hyatt Hotels Corporation
Capital Expenditures and Investment Spending Summary
(in millions)

	Three Months Ended March 31,
	2017	2016
Capital Expenditures
Maintenance	$13	$11
Enhancements to existing properties	22	11
Investment in new properties under development or recently opened	15	16
Total	$50	$38

	Three Months Ended March 31,
Investment Spending (a)	2017	2016
Acquisitions, net of cash acquired	$245	$—
Contributions to investments	8	15
Other	3	9
Total	$256	$24

(a) Investment spending, as we have disclosed above, is a non-GAAP measure. Investment spending includes our cash expenditures related to acquisitions and equity, debt and other investments. This measure assists us in comparing our cash expenditures on all types of investments over various reporting periods on a consistent basis. Refer to the condensed consolidated statements of cash flows filed with our quarterly report on Form 10-Q for details of our cash used in investing activities, noting that the Other investment spending is included in other investing activities on the condensed consolidated statements of cash flows.

Hyatt Hotels Corporation
Properties and Rooms / Units by Geography

Owned and leased hotels (a)

	March 31, 2017		March 31, 2016		Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Full service hotels
United States	28	16,007	26	15,415	2	592
Other Americas	3	1,548	3	1,548	—	—
ASPAC	1	601	1	601	—	—
EAME/SW Asia	9	1,933	10	2,252	(1)	(319)
Select service hotels
United States	1	171	1	171	—	—
EAME/SW Asia	1	330	1	330	—	—
Total owned and leased hotels	43	20,590	42	20,317	1	273

Wellness	3	386	—	—	3	386

Total owned and leased properties and rooms/units	46	20,976	42	20,317	4	659

(a) Owned and leased hotels figures do not include unconsolidated hospitality ventures.

Hyatt Hotels Corporation
Properties and Rooms / Units by Geography

Managed and franchised hotels (includes owned and leased hotels)

	March 31, 2017		March 31, 2016		Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Americas
Full service hotels
United States managed	99	53,525	96	52,861	3	664
Other Americas managed	22	7,518	17	6,412	5	1,106
United States franchised	44	13,526	43	13,515	1	11
Other Americas franchised	1	44	1	44	—	—
Subtotal	166	74,613	157	72,832	9	1,781
Select service hotels
United States managed	54	7,653	55	7,699	(1)	(46)
Other Americas managed	9	1,335	7	1,038	2	297
United States franchised	262	36,008	241	32,874	21	3,134
Other Americas franchised	4	682	2	266	2	416
Subtotal	329	45,678	305	41,877	24	3,801
ASPAC
Full service hotels
ASPAC managed	76	27,940	69	25,415	7	2,525
ASPAC franchised	3	1,286	3	1,284	—	2
Subtotal	79	29,226	72	26,699	7	2,527
Select service hotels
ASPAC managed	5	824	1	138	4	686
Subtotal	5	824	1	138	4	686
EAME/SW Asia
Full service hotels
EAME managed	39	9,955	37	9,508	2	447
SW Asia managed	33	9,811	30	8,959	3	852
EAME franchised	1	79	—	—	1	79
Subtotal	73	19,845	67	18,467	6	1,378
Select service hotels
EAME managed	5	839	4	669	1	170
SW Asia managed	6	887	6	890	—	(3)
EAME franchised	1	349	—	—	1	349
Subtotal	12	2,075	10	1,559	2	516
Total managed and franchised hotels	664	172,261	612	161,572	52	10,689
Wellness	3	386	—	—	3	386
All inclusive	6	2,401	6	2,401	—	—
Vacation ownership	16	1,038	16	1,038	—	—
Residential	19	2,546	18	2,404	1	142

Total properties and rooms/units	708	178,632	652	167,415	56	11,217

Hyatt Hotels Corporation
Properties and Rooms / Units by Brand

	March 31, 2017		March 31, 2016		Change
Brand	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Park Hyatt	39	7,580	37	7,207	2	373
Grand Hyatt	47	25,492	46	25,216	1	276
Hyatt Regency	177	79,463	166	75,876	11	3,587
Hyatt	19	3,519	27	6,140	(8)	(2,621)
Andaz	16	3,455	12	2,439	4	1,016
Hyatt Centric	15	3,283	5	710	10	2,573
The Unbound Collection by Hyatt	5	892	3	410	2	482
Hyatt Place	274	38,279	248	33,972	26	4,307
Hyatt House	72	10,298	68	9,602	4	696
Hyatt Ziva	4	1,860	4	1,860	—	—
Hyatt Zilara	2	541	2	541	—	—
Miraval	3	386	—	—	3	386
Hyatt Residence Club and Residential	35	3,584	34	3,442	1	142
Total	708	178,632	652	167,415	56	11,217

Hyatt Hotels Corporation
Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA (a)
For the Three Months Ended March 31, 2017
(in millions)

	Rooms	Transaction / Opening Date	1Q17 Adjusted EBITDA Impact

Dispositions

Andaz 5th Avenue	184	2Q16
Hyatt Regency Birmingham, United Kingdom	319	3Q16

Year-over-Year Net Impact of Dispositions to Owned and Leased Hotels Segment Adjusted EBITDA			$(1)

Acquisitions or Openings

Grand Hyatt Rio de Janeiro	436	1Q16
The Confidante Miami Beach, part of The Unbound Collection by Hyatt	363	2Q16
Royal Palms Resort and Spa, part of The Unbound Collection by Hyatt	119	3Q16
Andaz Maui at Wailea Resort	300	4Q16

Year-over-Year Net Impact of Acquisitions and Openings to Owned and Leased Hotels Segment Adjusted EBITDA			$12

Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA			$11
(a) Excludes pro rata share of unconsolidated hospitality ventures.